EXHIBIT 99.1

[Spectrum Pharmaceuticals, Inc. Letterhead]

Contacts:
John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, ext. 247

Spectrum Pharmaceuticals reports first quarter financial results

     IRVINE, Calif., May 15, 2003 — Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today reported a net loss for the first quarter ended March 31, 2003 of $1.7 million, or $(0.58) per share, compared to a net loss of $6.3 million, or $(6.50) per share, for the first quarter ended March 31, 2002. The decrease in net loss during the first quarter principally reflects the reduction in expenses caused by the completion of a large clinical trial in April of 2002 as well as cost reduction efforts implemented upon change in management at the Company during August 2002.

     For the first quarter, research and development expenses decreased from $4.9 million in 2002 to $0.9 million in 2003. The decrease in research and development expense reflects lower expenses related to the completion of a large clinical trial in April of 2002 and three smaller clinical trials in the second and third quarter of 2002, and cost reduction efforts including a major restructuring of the Company in August of 2002. General and administrative expenses decreased from $1.5 million during the first quarter of 2002 to $0.8 million during the first quarter of 2003. The decline principally reflects a decrease in salary and related expenses due to reductions in workforce implemented at the Company during 2002.

     Spectrum had cash and equivalents of $0.6 million on March 31, 2003, and during May 2003, the Company raised approximately $6.0 million through the sale of convertible preferred securities (before offering costs and commissions estimated to be $700,000). Shares of common stock outstanding on March 31, 2003 were 2,948,241.

     Spectrum Pharmaceuticals’ primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. Eoquin™ is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S. Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information, visit the Company’s web site at www.spectrumpharm.com.

     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

SPECTRUM PHARMACEUTICALS, INC.

Summary Consolidated Condensed Statement of Operations
(Unaudited)

	Three Months Ended March 31,

	2003	2002

Revenues	$—	$20,001

Operating expenses:
Research and development	852,784	4,924,123
General and administrative	845,257	1,478,511

Loss from operations	(1,698,042)	(6,382,633)

Other income, net	1,490	77,169

Net loss	$(1,696,552)	$(6,305,464)

Basic and diluted loss per common share	$(0.58)	$(6.50)

Basic and diluted weighted average common shares outstanding	2,908,735	970,071

Summary Consolidated Condensed Balance Sheets
(Unaudited)

	March 31,	December 31,
	2003	2002

Cash, cash equivalents, marketable securities and short-term investments	$642,777	$1,578,338
Other current assets	800,292	992,772

Total current assets	1,443,069	2,571,110
Property and equipment, net and other assets	798,031	882,010

Total assets	$2,241,100	3,453,120

Current liabilities	$2,566,104	$2,521,691
Long term liabilities and other	226,618	259,077
Stockholders’ equity (deficit)	(551,622)	672,352

Total liabilities and stockholders’ equity (deficit)	$2,241,100	$3,453,120